UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Gustafsson, Anders
   c/o TELLABS
   One Tellabs Center
   1415 W. Diehl Road
   Naperville, IL  60563
   US
2. Issuer Name and Ticker or Trading Symbol
   Tellabs, Inc.
   (TLAB)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 28, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |6127               |D     |(1)                        |
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Common Stock                 |      |    |                  |   |           |51                 |I     |(2)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Options (|$50.31  |1/2/0|A   |20,000     |A  |(2)  |1/2/1|Common Stock|20,000 |       |            |   |            |
Rights to Buy)          |        |1    |    |           |   |     |1    |            |       |       |            |   |            |
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Employee Stock Options (|$16.63  |7/12/|A   |45,500     |A  |(2)  |7/12/|Common Stock|45,500 |       |105,500     |D  |            |
Rights to Buy)          |        |01   |    |           |   |     |11   |            |       |       |            |   |            |
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Explanation of Responses:
(1) Includes 1050 shares distributed from the reporting person's Tellabs Employee Stock Purchase Plan account, directly to the reporting person.
(2) All options become exercisable in cumulative annual installments of 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.
SIGNATURE OF REPORTING PERSON
/s/ Anders Gustafsson
DATE
February 11, 2002